Exhibit 10.1

SilverScreen Associates GmbH, Rue Doret 7, 13405 Berlin, Germany

PROTEO Inc.

Attn: Ms. Birge Bargmann

2102 Business Center Drive Suite 130

Irvine, California 92612

USA

Berlin, March 22, 2016

Letter of Intent

Dear Ms. Bargmann,

This is to confirm the intention of our corporation to support the financing of Proteo Inc. as set forth below.

Du to Easter holidays and long planned travels, we have not yet achieved the following corporate measurements regarding SilverScreen Associates GmbH:

-	SilverScreen Associates GmbH will be renamed into CFI Corporate Finance and Innovation GmbH;

-	The company will in whole be taken over by a group of investors, who are committed to the plans set forth below;

-	I will be substituted as managing director by Jork von Reden;

-	The office of the company will be moved to Normannenweg, Berlin.

Therefore, at the present, the letter of intent can only validly be issued under the current name of our company: SilverScreen Associates GmbH. Nevertheless by this letter, SilverScreen Associates GmbH (to be renamed into: CFI Corporate Finance and Innovation GmbH) (“we”) confirm our intention to negotiate and - subject to Proteo having received all corporate consents or approvals (e.g. board resolution) - enter into agreements with Proteo Inc. (“Proteo”) concerning Proteo’s long term financing. SilverScreen Associates GmbH with its head office located in Berlin, Germany, offers consultancy services and capital investments with particular focus on venture capital financing of development stage companies and projects in the pharmaceutical and medical device technology industry.

We hereby confirm that we intent to support Proteo with an investment of EUR 8,000,000 to EUR 10,000,000 (in Words: EURO eight million to EURO ten million). This investment in Proteo shall be made by SilverScreen Associates GmbH (to be renamed into: CFI Corporate Finance and Innovation GmbH) pursuant to a Preferred Stock Purchase Agreement (“Stock Purchase Agreement”), yet to be negotiated.

Our investment decision is based on a due diligence that has been performed on our behalf (due diligence report, dated July 15, 2015). Confidential information and documentation provided by Proteo for the purpose of the investment is protected under the confidentiality agreement, dated April 16, 2015.

We are fully committed to ensure that the final, to be negotiated Stock Purchase Agreement between SilverScreen Associates GmbH (CFI Corporate Finance and Innovation GmbH) and Proteo is finalized and signed no later than April 15, 2016.

This letter is intended as a binding and enforceable contract under the substantive laws of the Federal Republic of Germany between SilverScreen Associates GmbH (CFI Corporate Finance and Innovation GmbH) and Proteo.

Please acknowledge your acceptance with this Letter by countersigning the enclosed duplicate original of this Letter in the space provided below and returning one fully executed original.

Kind regards,

/s/ Konstantin von Reden-Lütcken

SilverScreen Associates GmbH (CFI Corporate Finance and Innovation GmbH) Jork von Reden, Chief Executive Officer (to-be)

Understood, agreed and accepted on March 23, 2016

/s/ Birge Bargmann

Proteo Inc.

Birge Bargmann, Chief Executive Officer